UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

T-MOBILE US, INC. (Exact name of registrant as specified in its charter)

Delaware	20-0836269
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

12920 SE 38th Street Bellevue, Washington	98006-1350
(Address of principal executive offices)	(Zip Code)
Title of each class to be so registered	Name of exchange on which each class is to be registered
Subscription Rights to Purchase Common Stock of T‑Mobile US, Inc.	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ⌧

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: _______________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Information Required in Registration Statement

This Form 8-A is being filed in connection with T-Mobile US, Inc.’s (the “Company”) listing of transferable subscription rights (the “Rights”) to purchase shares of the Company’s common stock, par value $0.00001 per share (the “common stock”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on The NASDAQ Stock Market LLC commencing on June 24, 2020. Each holder of the Company’s common stock will receive one Right for each share of common stock held as of 5:00 p.m., Eastern Time on June 25, 2020, the record date.

 Item 1. Description of Registrant’s Securities to be Registered.

A description of the Rights to be registered hereunder is set forth under the captions “Rights Offering Summary,” “The Rights Offering” and “Material U.S. Federal Income Tax Considerations” in the prospectus supplement  dated June 23, 2020, as filed by the Company with the Securities and Exchange Commission on June 24, 2020 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which prospectus supplement constitutes a part of our Registration Statement on Form S-3 (File No. 333-239352) initially filed with the Securities and Exchange Commission on June 22 2020, including all amendments thereto. Such description is incorporated herein by reference.

Item 2.          Exhibits.

Exhibit No.	Description
3.1	Fifth Amended and Restated Certificate of Incorporation of T-Mobile US, Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on April 1, 2020).
3.2	Seventh Amended and Restated Bylaws of T-Mobile US, Inc. (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on April 1, 2020).
4.1	Form of Transferable Subscription Rights Certificate.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

T-MOBILE US, INC.

Dated: June 23, 2020	By:	/s/ J. Braxton Carter
		Name:	J. Braxton Carter
		Title:	Executive Vice President and Chief Financial Officer